Exhibit 99.1

VistaGen Updates Pipeline of Stem Cell Technology-Based Drug Rescue Candidates

Company Identifies Initial Top 10 Candidates for Formal Drug Rescue Programs Beginning in Mid-2012

SOUTH SAN FRANCISCO, CA -- (Marketwire - 02/14/12) - VistaGen Therapeutics, Inc. (OTCBB: VSTA) (OTCQB: VSTA), a biotechnology company applying stem cell technology for drug rescue and cell therapy, has identified its initial Top 10 drug rescue candidates and plans to launch two formal drug rescue programs by the end of next quarter.

VistaGen's goal for each of its stem cell technology-based drug rescue programs is to generate and license a new, safer variant of a once-promising large market drug candidate previously discontinued by a pharmaceutical company no earlier than late-preclinical development.

"We are now at an advanced stage in our business model," said Shawn Singh, VistaGen's Chief Executive Officer. "After more than a decade of focused investment in pluripotent stem cell research and development, we are now at the threshold where game-changing science becomes therapeutically relevant to patients and commercially relevant to our shareholders. We have positioned our company and our stem cell technology platform to pursue multiple large market opportunities. We plan to launch two drug rescue programs by the end of the next quarter."

Over the past year, VistaGen, working with its network of strategic partners, identified over 525 once-promising new drug candidates that meet the Company's preliminary screening criteria for heart toxicity-focused drug rescue using CardioSafe 3D™, its human heart cell-based bioassay system. After internally narrowing the field to 35 compounds, VistaGen, working together with its external drug rescue advisors, including former senior pharmaceutical industry executives with drug safety and medicinal chemistry expertise, analyzed and carefully narrowed the group of 35 to the current Top 10.

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue and cell therapy. VistaGen's drug rescue activities combine its human pluripotent stem cell technology platform, Human Clinical Trials in a Test Tube™, with modern medicinal chemistry to generate new chemical variants of once-promising small-molecule drug candidates. These are once-promising drug candidates discontinued by pharmaceutical companies during development due to heart toxicity, despite positive efficacy data demonstrating their potential therapeutic and commercial benefits. VistaGen uses its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans.

Additionally, VistaGen's oral small molecule prodrug candidate, AV-101 (4-Cl-KYN), is in Phase 1b development for treatment of neuropathic pain. Unlike other NMDA receptor antagonists developed previously, AV-101 readily crosses the blood-brain barrier and is then efficiently converted into 7-chlorokynurenic acid (7-Cl-KYNA), one of the most potent and specific glycineB site antagonists currently known, and has been shown to reduce seizures and excitotoxic neuronal death. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects approximately 1.8 million people in the U.S. alone. To date, VistaGen has been awarded over $8.5 million from the NIH for development of AV-101. The Company anticipates pursuing Phase 2 development for neuropathic pain and other neurological indications, including depression, epilepsy, and/or Parkinson's disease in the event it receives additional non-dilutive development grant funding from the NIH or private foundations.

Visit VistaGen at http://www.VistaGen.com, follow VistaGen at http://www.twitter.com/VistaGen or view VistaGen's Facebook page at http://www.facebook.com/VistaGen.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the success of VistaGen's stem cell technology-based drug rescue activities, ongoing AV-101 clinical studies, its ability to enter into drug rescue collaborations and/or licensing arrangements with respect to one or more drug rescue variants, risks and uncertainties relating to the availability of substantial additional capital to support VistaGen's research, drug rescue, development and commercialization activities, and the success of its research and development plans and strategies, including those plans and strategies related to AV-101 and any drug rescue variant identified and developed by VistaGen. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:

Shawn K. Singh, J.D.Chief Executive OfficerVistaGen Therapeutics, Inc.www.VistaGen.com 650-244-9990 x224Investor.Relations@VistaGen.com

Mission Investor RelationsAtlanta, Georgiahttp://www.MissionIR.com 404-941-8975Investors@MissionIR.com